Exhibit 99.1

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: James W. Dean, Director, Investor Relations

   Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

ANNOUNCES THE ACQUISITION OF GATHERING AND TRANSPORTATION

ASSETS IN THE FORT WORTH BASIN

RADNOR, PA (BusinessWire) June 17, 2008 – Penn Virginia Resource Partners, L.P. (NYSE: PVR) today announced that it has signed a definitive agreement to acquire the gas gathering and transportation assets of Lone Star Gathering, L.P. (Lone Star) in the Fort Worth Basin. The purchase price is the sum of:

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$160 million of consideration at closing, consisting of $80 million in cash, $65 million of common units of Penn Virginia GP Holdings, L.P. (NYSE: PVG) and $15 million of newly-issued common units of PVR;

•	$5 million in cash payable on December 31, 2009; and

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Contingent payments of $30 million and $25 million, payable at PVR’s election in cash or common units of PVR, each of which payments will be triggered if a defined geographic area in which a subset of the acquired assets are located reaches certain revenue targets by or before June 30, 2013.

Prior to closing, PVR will purchase the PVG common units from Penn Virginia Corporation (NYSE: PVA). Funding for the cash portion of the acquisition cost, as well as the purchase of PVG units from PVA, will be provided by borrowings under PVR’s revolving credit facility. PVR anticipates the acquisition will close in July, subject to customary closing conditions including Hart-Scott-Rodino Act and other regulatory approvals.

Transaction Highlights

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The assets are located in the southern portion of the Fort Worth Basin of north Texas, with near-term growth in the transportation volumes related primarily to Barnett Shale production in Johnson and Hill Counties and future transportation volume growth expected from Hamilton, Bosque, Somervell and Erath Counties, where Barnett Shale drilling is increasingly active;

•	The assets include approximately 129 miles of gas gathering pipelines and approximately 240,000 acres dedicated by active producers;

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The assets derive revenues primarily from fees charged for gathering, compression and transportation of natural gas, with the potential to increase revenues through the addition of processing, treating and other services;

•	The assets have been built and installed over the past three years and have minimal maintenance capital expenditure requirements;

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PVR expects average daily gathering volumes of between 40 and 45 million cubic feet (MMcf) during the second half of 2008, growing to between 90 and 110 MMcf in 2009 and to between 140 and 160 MMcf in 2010; and

•	PVR expects cash flow, prior to financing costs, of approximately $3 million in the second half of 2008, growing to between $10 and $12 million in 2009 and to between $18 and $21 million in 2010.

Management Comment

A. James Dearlove, Chief Executive Officer of PVR, said, “The Lone Star acquisition expands the geographic scope of PVR Midstream into the prolific Barnett Shale play in the Fort Worth Basin. With high-quality, recently-constructed gathering pipelines and a strong acreage dedication to these gathering systems by a number of established Barnett Shale producers, we expect the acquisition to provide a growing, fee-based revenue stream. The acquisition also establishes a new platform from which to pursue future midstream growth projects and acquisitions.”

UBS Investment Bank acted as exclusive financial advisor to PVR. Merrill Lynch & Co. acted as exclusive financial advisor to Lone Star, which is an affiliate of LONESTAR Midstream Partners, L.P., a private partnership primarily owned by founder J. Patrick Barley, Lone Star’s President and Chief Executive Officer, Swank Capital, LLC and Tortoise Capital Resources Corp. (NYSE: TTO).

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Headquartered in Radnor, PA, Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership formed by Penn Virginia Corporation (NYSE: PVA). PVR manages coal properties and related assets and operates a midstream natural gas gathering and processing business.

For more information about PVR, visit its website at www.pvresource.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: estimated cash flow, prior to financing costs; the extent to which gathering volumes differs from projected levels; the extent to which drilling activity differs from projected levels; potential equipment malfunction and repair delays; unanticipated geological problems; competition from other providers of natural gas gathering and processing services; nonperformance by major customers or suppliers; the legislative and regulatory environment; and political and economic conditions, including the impact of potential terrorist acts.

Additional information concerning these and other factors can be found in PVR’s press releases and public periodic filings with the Securities and Exchange Commission, including PVR’s Annual Report on Form 10-K for the year ended December 31, 2007. Many of the factors that will determine PVR’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. PVR undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

This announcement is neither an offer to sell nor a solicitation to buy any of the PVG common units or the PVR common units and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. These securities will not be registered under the Securities Act of 1933 or any state securities laws and unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws.